Exhibit 99.1

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO Financial Group Adds Mary R. (Nina) Henderson to its Board of Directors

Carmel, Ind., August 1, 2012 - CNO Financial Group, Inc. (NYSE:CNO) today announced that its board has appointed Mary R. (Nina) Henderson as a director.

Ms. Henderson, 62, is the managing partner and founder of Henderson Advisory, a consulting practice providing marketing perspective and business evaluation to investment management firms on the consumer products and food industries. She previously was a Corporate Vice President of Bestfoods and President of Bestfoods Grocery. During her 30-year career with Bestfoods, and its predecessor company CPC International, she held a wide variety of international and North American general management and executive marketing positions. She has served as a director on numerous corporate boards, including Del Monte Foods Company, The Equitable Companies, AXA Financial, Pactiv Corporation, Royal Dutch Shell, The Shell Transport and Trading Company and the Hunt Corporation.

Ms. Henderson currently is a director of the Visiting Nurse Service of New York and the Foreign Policy Association, and is a trustee of Drexel University and the Drexel College of Medicine. Ms. Henderson holds a Bachelor of Science degree from Drexel University.

CNO Financial Group Chairman Neal Schneider said, “We are excited to have Nina join our board, as she brings extensive board and consumer business expertise that will be a valuable asset as we continue to enhance CNO's position as a leading provider of insurance products for our middle-income market of pre-retiree and retired Americans.

About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.

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